Exhibit 99.1

NEWS RELEASE For Immediate Release For additional information contact: Stephen R. Theroux, President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.,

HOLDING COMPANY OF LAKE SUNAPEE BANK, fsb,

COMPLETES ACQUISITION OF INSURANCE AGENCY

Newport, New Hampshire – November 10, 2011– New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), is pleased to announce that today it closed its previously announced acquisition of McCrillis & Eldredge Insurance, Inc. (“McCrillis & Eldredge”) of Newport, New Hampshire.

McCrillis & Eldredge is a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products, including life, health, auto, and homeowner insurances. As a division of the Bank, the agency will operate under the name McCrillis & Eldredge Insurance, Inc.

About McCrillis & Eldredge Insurance, Inc.

McCrillis & Eldredge Insurance, Inc. is an independent insurance agency providing quality protection in New Hampshire & Vermont for over 120 years with offices located in Newport, NH & New London, NH. McCrillis & Eldredge Insurance, Inc. is built on the principles of providing superior customer service and quality insurance solutions.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.0 billion.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.